SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                  ------------

                      The Murdock Group Holding Corporation
             (Exact name of registrant as specified in its charter)
                                  ------------

           Utah                                             87-0574421
(State or other jurisdiction                             I.R.S. Employer
of incorporation or organization)                       Identification No.


                      5295 South Commerce Drive, Suite 400
                           Salt Lake City, Utah 84107
                                 (801) 268-3232

              (Address of Principal Executive Offices and Zip Code
                         and Telephone Number of Issuer)


                             Compensation Agreement

                        --------------------------------


                          KC Holmes, President and CEO

                      The Murdock Group Holding Corporation
                      5295 South Commerce Drive, Suite 400
                           Salt Lake City, Utah 84107
                                 (801) 268-3232
            (Name, address and telephone number, including area code,
                              of agent for service)

                                   Copies to:
                               Wayne D. Swan, Esq.
                          Durham Jones & Pinegar, P.C.
                          111 East Broadway, Suite 900
                           Salt Lake City, Utah 84111
                                 (801) 415-3000

                         CALCULATION OF REGISTRATION FEE

                                                     Proposed          Proposed
Title of                                             maximum           maximum          Amount
securities to              Amount to be              offering price    aggregate        of
be registered              registered(1)             per unit (2)      offering price   registration fee(3)

Class A Voting             3,000,000 shares          $.03              $90,000          $22.50
Common Stock
No par value per share


(1) This Registration Statement also covers an indeterminate number of common shares that may be issuable by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based upon the average of the high and low prices of the Common Shares as reported on NASDAQ OTCBB on March 1, 2001 (within 5 business days prior to the date of filing the registration statement).

(3) $250 per $1,000,000 of aggregate offering price, pursuant to Section 6(b) of the Securities Act of 1933, as amended.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to consultants as specified by Rule 428(b)(1). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"). This Registration Statement relates to the issuance and resale of 3,000,000 shares of common stock to the issuer's outside law firm for legal services provided over the course of the previous six months.



                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents filed with the Commission by The Murdock Group Holding Corporation are incorporated herein by reference:

                  The company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;

                  The company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

                  Description of the class of securities of the company to be offered, (incorporated by reference to the Registration
                  Statement of the company previously filed, pursuant to which the class of Class A Voting Common Stock of the company was registered under the Securities Exchange Act of 1934, as amended);

                  The company's Current Report on Form 8-K dated January 5, 2001; and

                  The company's Current Report on Form 8-K dated March 1, 2001.

All documents subsequently filed by the company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

The law firm of Durham Jones & Pinegar, P.C., Salt Lake City, counsel to the company, has rendered an opinion attached as an exhibit hereto with respect to the legality of the shares of common stock to be registered herein. The shares to be registered hereunder are issued to a member of the firm as partial payment of legal fees incurred by the registrant for services provided by the firm. The firm would retain all proceeds from the resale of the shares. The fair market value of such shares is approximately $90,000 and the number of shares represents less than 1% of the issued and outstanding shares of the company's common stock.

Item 6.           Indemnification of Directors and Officers.

Sections 78-7502 - 78.751 of the Business Corporations Act of Utah, together with the bylaws of the company, provide for indemnification of the company's directors, officers, employees, fiduciaries or agents, subject to the company's determination in each instance that indemnification is in accordance with the standards set forth in the General Corporation Law and in the bylaws. The company may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the company against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the company would have power to indemnify him or her against the same liability under the provisions of the bylaws. See Articles 4.15
- 4.17 of the company's bylaws, which is incorporated herein by reference and which qualifies the foregoing summary statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, or otherwise, the company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

5      --         Opinion of Durham, Jones & Pinegar, P.C. regarding validity of
                  Common Stock registered herein.

23(a)  --         Consent of Hansen Barnett & Maxwell, LP

23(b)  --         Consent of Durham Jones & Pinegar, P.C. (included in the
                  opinion filed as Exhibit 5 to this Registration Statement).

Item 9.           Undertakings.

(a)               The undersigned company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                  (b) The undersigned company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, March 1, 2001.

                                    The Murdock Group Holding Corporation

                                    By   /s/ KC Holmes
                                      ---------------------------
                                       KC Holmes,
                                       President and Chief Executive Officer

                                POWER OF ATTORNEY

                  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints KC Holmes his attorney-in-fact, with the power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement (including post effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

         Signature                          Title                     Date



  /s/ KC Holmes
------------------------          Director, President and CEO      March 1, 2001
KC Holmes                         (Principal Executive Officer)


/s/ Heather Stone                 Director                         March 1, 2001
------------------------
Heather Stone

/s/ Lance Heaton                  Director                         March 1, 2001
------------------------
Lance Heaton

/s/ Chet Nichols                  Controller                       March 1, 2001
------------------------          (Principal Accounting Officer)

                                  EXHIBIT INDEX

Exhibits

5      --         Opinion of Durham Jones & Pinegar, P.C. regarding validity of
                  Common Stock registered  herein.

23(a)  --         Consent of Hansen Barnett & Maxwell LP

23(b)  --         Consent of Durham Jones & Pinegar, P.C. (included in the
                  opinion filed as Exhibit 5  to this Registration Statement).